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                                                                    EXHIBIT 2.3

                              AMENDED AND RESTATED
                                ESCROW AGREEMENT

       This amended and restated escrow agreement (the "Agreement") made and entered this 30th day of December 1998 by and among Next Generation Media Corp., a Nevada corporation with a principal place of business at 900 North Stafford Street, Suite 2003, Arlington, Virginia 22203 (hereinafter "Seller"), T.C. Equities, Ltd., a Bahamas corporation with a principal place of business at Charlotte House, Nassau, Bahamas (hereinafter "Buyer"), and the Law Office of Shane Henty Sutton P.C., a professional corporation incorporated under the laws of the State of New York with an address at 1 Rockefeller Plaza, Suite 1600, New York, New York 10020 (hereinafter "Escrow Agent").

       WHEREAS, the parties hereto entered into an escrow agreement as of May 1, 1998 (the "Prior Agreement"); and

       WHEREAS, Buyer agreed to purchase 70,000 shares of Redeemable Cumulative Convertible Preferred Stock of the Seller (hereinafter, the "Securities") and stock purchase warrants for the purchase of common stock of the Seller (hereinafter, collectively with the Securities, the "Shares") pursuant to an Securities Subscription Agreement dated May 4, 1998 and as amended and restated by an Amended and Restated Securities Subscription Agreement dated as of even date hereof (the "Subscription Agreement"); and

       WHEREAS, in partial consideration for entering into the Subscription Agreement Seller has agreed pursuant to a Stock Purchase Agreement dated May 4, 1998 and as amended and restated by an Amended and Restated Stock Purchase Agreement as of even date hereof (the "T.C. Equities Stock Purchase Agreement") to provide Buyer with a Controlling Interest (as defined in the T.C. Equities Stock Purchase Agreement) in UNICO, Inc., a Delaware Corporation ("UNICO");

       WHEREAS, Seller, Buyer and the Escrow Agent desire to enter into this Agreement to provide for (1) the deposit and the disbursement of the purchase price for the Shares, (2) the deposit and the delivery of the Shares, and (3) the deposit and delivery of the shares of UNICO common stock representing a Controlling Interest, subject to the terms and conditions of this Agreement.

       WHEREAS, the Escrow Agent is willing to act as escrow agent under this Agreement subject to the revised terms required pursuant to the Subscription Agreement and the T.C. Equities Stock Purchase Agreement, as amended.

       NOW, THEREFORE, it is hereby agreed by and among the parties as follows:

1.     FUNDS PLACED IN ESCROW

       Buyer has delivered the purchase price for the Shares and for the execution of the T.C. Equities Stock Purchase Agreement of Three Hundred Fifty Thousand ($350,000.00) to the Escrow Agent. The Escrow Agent has delivered this cash (less the fees described in Section 6 herein) to the Seller pursuant to the Prior Agreement.

2.     SECURITIES TO BE HELD IN ESCROW

       Seller has delivered a certificate representing the Securities which have a redemption price of $5.00 per share and a face value of $350,000.00, along with 250,000 common stock purchase warrants in Seller. Seller has also provided the Escrow Agent a fully executed T.C. Equities Stock Purchase Agreement providing for the delivery of a Controlling Interest in UNICO.

3.     RELEASE OF SHARES AND SETTLEMENT

       The Escrow Agent has paid over the $350,000.00 purchase price to Seller (less the fees described in Section 6 herein) and has delivered the Shares


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(including the Securities) to Buyer and shall deliver a copy of the executed
T.C. Equities Stock Purchase Agreement to Buyer by overnight courier service as of the date of the execution of this Agreement.

4.     DUTIES OF ESCROW AGENT

       The sole remaining duty of Escrow Agent that has not been satisfied under the Prior Agreement, other than as hereinafter specified, shall be to receive a stock certificate representing 1,800,000 shares and a stock certificate representing 13,187 shares, each of common stock of UNICO and hold them subject to release in accordance with the terms and conditions of this Agreement and the T.C. Equities Stock Purchase Agreement. The Escrow Agent shall be under no duty to make certain that Seller and Buyer are complying with the laws of any jurisdiction that may apply to any resale of the Shares. The Escrow Agent shall undertake to perform only such duties as are expressly set forth and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent may act in reliance upon any writing or instrument, including any such writing or instrument received by facsimile, or signature which it in good faith believes to be genuine, may assume the validity and accuracy of any statement or ascertain contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice, or instruction in connection with the provisions hereof has been duly authorized to so do. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or the validity of any instrument deposited pursuant to this Agreement. The Escrow Agent's duties hereunder shall be limited to the safekeeping of such instrument and monies received by it as the escrow agent, and for the maintenance and disposition of the funds deposited with it in accordance with this Agreement. The Escrow Agent shall not be liable for collection items until the net proceeds of the same in actual cash have been received, nor shall it be liable for default in payment of negotiable documents deposited. It may rely upon paper document or other writing believed by it to be authentic in making any delivery of money or property hereunder.

5.     ESCROW AGENT'S LIABILITIES

       The Escrow Agent's obligations and duties in connection herewith are confined to those duties specifically enumerated in this Agreement. The Escrow Agent shall not be in any manner liable or responsible for the sufficiency, correctness, genuineness, or validity of any instruments deposited with it or with reference to the form of execution thereof, or the identity, authority, or rights of any person executing or depositing same, and the Escrow Agent shall not be liable for any loss that may occur by reason of forgery, false representations, or the exercise of its discretion in any particular manner or for any other reason, except for its own negligence or willful misconduct.

6.     ESCROW AGENT AND LEGAL FEES

       The Escrow Agent's fee herein shall be Two Thousand U.S. Dollars ($2,000.00). This fee is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement and has been disbursed through the proceeds of the transaction. The parties hereto have further authorized the disbursement of legal fees to The Law Office of Shane Henty Sutton, P.C., as attorneys for the Buyer, through the proceeds of the transaction as per a memorandum of costs to be provided by the attorneys, with such costs not to exceed Eight Thousand Dollars ($8,000.00). The Escrow Agent acknowledges receipt of $10,000.00 pursuant to the Prior Agreement in satisfaction of these obligations to the The Law Office of Shane Henty Sutton, P.C. in its capacity as Escrow Agent and as attorneys for the Buyer.

7.     BINDING AGREEMENT AND SUBSTITUTION OF ESCROW AGENT


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       The terms and conditions of this Agreement shall be binding on the heirs, executors and assigns, creditors or transferees, or successors in interest, whether by operation of law or otherwise, of the parties hereto. If for any reason the Escrow Agent herein, should be unable or unwilling to continue as such escrow agent, the other parties to this Agreement may substitute another person to serve as escrow agent. No party may assign its rights or obligations hereunder without the consent in writing of the other parties hereto.

8.     MISCELLANEOUS

       The parties covenant and agree that in performing any of its duties under this Agreement, the Escrow Agent shall not be liable for any loss or damages which may be occasioned as a result of serving as escrow agent hereunder, except for any loss or damages occasioned by its willful default or negligence.

       The Escrow Agent may, upon ten (10) days written notice, resign as escrow agent hereunder, provided that such resignation shall not become effective until such time as a successor escrow agent acceptable to Seller and Buyer has been appointed.

       All notices and communications hereunder shall be in writing and shall be deemed to be duly given and received if made by prepaid registered mail with return receipt requested, courier, telecopier, telex, or telegraph to each of the parties at their respective addresses or such other addresses as may be set forth in writing by a party and sent to all other parties.

       The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York (without regard to any otherwise applicable conflicts of laws provisions), the State in which this Agreement is deemed executed, and the parties hereto agree to submit to that State's jurisdiction.

       For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument, and to have the force and effect of an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]


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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written in New York.

SELLER                                         BUYER


  /s/  Larry Grimes                              /s/  Peter Fletcher
-------------------------                      ---------------------------
Name:  Lawrence Grimes                         Name:  Peter Fletcher
Title:  President                              Title:  Director
NEXT GENERATION MEDIA CORP.                    T.C. EQUITIES LTD.

ESCROW AGENT

  /s/  Shane Sutton
-------------------------
Name:  Shane Henty Sutton, Esq.
THE LAW OFFICE OF
SHANE HENTY SUTTON P.C.